Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-114884 and No. 333-157708) on Form S-8 of Tennant Company Retirement Savings Plan of our report dated June 15, 2020, with respect to the statements of net assets available for benefits of Tennant Company Retirement Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and supplemental schedule of assets (held at end of year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the Tennant Company Retirement Savings Plan.

CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota
June 15, 2020